1 Pro-ficiency Acquisition June 12, 2024

©2024, Simulations Plus, Inc. All Rights Reserved. With the exception of historical information, the matters discussed in this presentation are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to successfully integrate the Pro-ficiency business with our own, as well as expenses we may incur in connection therewith, our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, as well as expenses we may incur in connection therewith, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission. Safe Harbor Statement 2

©2024, Simulations Plus, Inc. All Rights Reserved. Today’s Speakers Shawn O’Connor Chief Executive Officer Will Frederick Chief Financial Officer and Chief Operating Officer Michael Raymer Chief Executive Officer, Pro-ficiency

©2024, Simulations Plus, Inc. All Rights Reserved. Pro-ficiency Acquisition Overview • Transaction Terms – $100M purchase price – 100% cash consideration, funded from existing cash and investment resources • Expands Simulations Plus’ presence across the drug development continuum, providing clients an end-to-end offering • Leverages Simulations Plus’ core competencies across scientific skills, drug development expertise, data management acumen, predictive analytics and biosimulation capabilities • Increases Simulations Plus’ ability to support its Pharma/Biotech clients in improving drug development and commercialization rates of success utilizing simulations through both advanced software technologies and services • Significant value creation potential and expected to be accretive to fiscal 2025 EPS

©2024, Simulations Plus, Inc. All Rights Reserved. Pro-ficiency At a Glance • Leading provider of simulation-enabled performance and intelligence solutions for clinical and commercial drug development • Suite of software and services, developed with AI technologies, is highly complementary and synergistic to Simulations Plus’ platform • Current client base spans the Pharma/Biotech industry and includes approximately 40 companies • Approximately 40 employees • CY 2023 revenue of ~$15 million • Good mix of software vs service based revenue with growth driving to Simulations Plus’ traditional mix

©2024, Simulations Plus, Inc. All Rights Reserved. Strategic Rationale • Expands Simulations Plus’ presence along the drug development value chain, leveraging its scientific skills, drug development expertise, data management acumen, predictive analytics and biosimulations capabilities • Broadens and differentiates Simulations Plus’ holistic offering to include clinical trial operations, medical affairs, and communications to life sciences customers • Doubles total addressable market (TAM), adding $4 billion of clinical simulations training, analytics and medical communications • Provides meaningful cross-selling opportunities to a shared target customer base in life sciences • Broadens Simulations Plus’ platform and accelerates scale, increasing aperture for continued M&A strategy and improving right-to-win as a strategic partner of choice

©2024, Simulations Plus, Inc. All Rights Reserved. Complementary Businesses Simulations Plus Pro-ficiency Total Addressable Market (TAM) $4B $4B 2023 Revenue $60M (FY) $15M (CY) Top 20 Pharma 18 Top 20 Logos 8 Top 20 Logos Markets Served • Drug Discovery • Clinical Development • Regulatory • Clinical Trial Operations • Medical Affairs • Commercial Product Strength Simulations Plus utilizes data simulation including AI based data analytics applied to clinical protocols and decision making. Pro-ficiency utilizes experience and content simulation developed with AI technologies to enhance clinical trial and launch training, data analytics and outcomes. Simulation Models Data Simulation Models and Analytics Experience Simulations and Analytics Customer ROI • Reduced Drug Development Costs • Accelerated Drug Development • Reduced Regulatory Risk • Accelerated Clinical Trial Cycle • Reduced Protocol Deviations • Reduced Cost of Clinical Trial Operations • Improved Market Awareness, Adoption (of disease and products) • Reduced Regulatory Risk # of Products and Services 14 Software Platforms & Consulting Services Across Drug Development Life Cycle 10 Digital and Service Solutions

©2024, Simulations Plus, Inc. All Rights Reserved. Expanded Offerings Across the Pharma Value Chain

©2024, Simulations Plus, Inc. All Rights Reserved. Key Takeaways • Complementary capabilities with expertise and services that are grounded in science • Focus on applying advanced technologies, including AI, to enhance actionable data analytics • Continues Simulations Plus’ journey to assist its clients in improving their drug development return on investment and patient care delivery • Unlocks an additional $4 billion market opportunity, incremental to $4 billion biosimulation market • Deepens client engagement capabilities and presents significant cross-selling opportunities to shared life sciences customers • Provides distinct competitive advantage and enhances ability to drive innovation • Enhances leadership team and expands internal expertise

Investor Relations Contacts: Lisa Fortuna Financial Profiles 310-622-8251 slp@finprofiles.com Renee Bouche Simulations Plus Investor Relations 661-723-7723 renee.bouche@simulations-plus.com

Glossary

ADMET Predictor®: Flagship machine learning platform for absorption, distribution, metabolism, excretion and toxicity (ADMET) modeling

AI-Driven Drug Design (AIDD): ADMET Predictor module

DDDPlus™: For *in vitro* dissolution experiment of pharmaceutical dosage forms

DILIsym®: Quantitative systems toxicology (QST) software capable of predicting and explaining drug-induced liver injury (DILI)

GastroPlus® X: Physiologically based pharmacokinetic (PBPK) software that simulates absorption, biopharmaceutics, pharmacokinetics, and pharmacodynamics in humans and animals

High-Throughput Pharmacokinetic Simulations (HTPK): ADMET Predictor module

ILDsym®: Quantitative systems pharmacology (QSP) modeling software for interstitial lung disease (ILD)

IPFsym®: QSP modeling software for ideopathic pulmonary fibrosis (IPF)

©2024, Simulations Plus, Inc. All Rights Reserved.

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Glossary

MedChem Designer™: Chemical structure drawing and property prediction

MembranePlus™: Mechanistic *in vitro* permeability and hepatocyte modeling

Monolix™: Non-linear mixed effect model parameter estimation

NAFLDsym®: QSP software for modeling nonalcoholic fatty liver disease

PKanalix™: Compartmental analysis (CA), non-compartmental analysis (NCA) and bioequivalence studies (BE)

RENAsym: QST software for predicting and understanding drug-induced kidney injury

Simulx™: Clinical trial simulations

Thales™: A model building platform that automates and streamlines the QSP modeling process

©2024, Simulations Plus, Inc. All Rights Reserved.

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©2024, Simulations Plus, Inc. All Rights Reserved. Simulation-based training to drive study quality and protocol adherence Simulation-enabled communications that engage and educate patients Glossary 13 Customizable KOL insights platform to facilitate strategic drug development decisions Protocol optimization tools that foster study quality by design Simulation-based continuing medical education for improved compliance and competency